Exhibit 99.1

Fusion Pharmaceuticals Announces Closing of Acquisition of IPN-1087, a Small Molecule Targeting NTSR1, from Ipsen

Hamilton, ON & Boston, MA, April 1, 2021 – Fusion Pharmaceuticals Inc. (Nasdaq: FUSN), a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines, today announced it has completed the acquisition of Ipsen’s (Euronext: IPN; ADR; IPSEY) intellectual property and assets related to IPN-1087. IPN-1087 is a small molecule targeting neurotensin receptor 1 (NTSR1), a protein expressed on multiple solid tumor types. Fusion intends to use IPN-1087 to create an alpha-emitting radiopharmaceutical, FPI-2059, targeting solid tumors expressing NTSR1.

Under the terms of the agreement, Fusion issued to Ipsen 600,000 shares of its common stock at the time of closing, including shares due upon the achievement of a patent-related milestone which occurred prior to closing. Such shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. Fusion will also be obligated to pay Ipsen up to an additional €67.5 million upon the achievement of certain development and regulatory milestones; low single-digit royalties on potential future net sales; and up to €350.0 million in net sales milestones, in each case, relating to products covered by the asset purchase agreement. Fusion will be responsible for paying to a third-party licensor up to €70.0 million in development milestone payments and mid-single to low-double-digit royalties on potential future net sales of products covered by the license agreement.

The closing of the acquisition was subject to the satisfaction of customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976. Additional details regarding the financial terms can be found in Fusion’s Form 8-K filed with the Securities and Exchange Commission on March 2, 2021.

About FPI-2059

FPI-2059 will be a radioconjugate combining actinium-225 with IPN-1087, for development as a targeted alpha therapy for various solid tumors. The molecule targets NTSR1, a promising target for cancer treatment, that is overexpressed in multiple solid tumors. IPN-1087 was in Phase 1 clinical development as a lutetium-177-based radiopharmaceutical for pancreatic ductal adenocarcinoma, colorectal cancer and gastric cancers expressing NTSR1.

About Fusion

Fusion Pharmaceuticals is a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines. Fusion connects alpha particle emitting isotopes to targeting molecules in order to selectively deliver the alpha emitting payloads to tumors. Fusion’s lead program, FPI-1434, is currently in a Phase 1 clinical trial. The Company is advancing a pipeline of targeted radiopharmaceutical cancer therapies for a broad array of tumor types based upon its proprietary platform technology.

About Ipsen

Ipsen is a global mid-size biopharmaceutical company with a focus on transformative medicines in Oncology, Rare Disease and Neuroscience. Ipsen also has a well-established Consumer Healthcare business. With total sales over €2.5 billion in 2020, Ipsen sells more than 20 drugs in over 115 countries, with a direct commercial presence in more than 30 countries. Ipsen’s R&D is focused on its innovative and differentiated technological platforms located in the heart of the leading biotechnological and life sciences hubs (Paris-Saclay, France; Oxford, UK; Cambridge, US; Shanghai, China). The Group has about 5,700 employees worldwide. Ipsen is listed in Paris (Euronext: IPN) and in the United States through a Sponsored Level I American Depositary Receipt program (ADR: IPSEY). For more information on Ipsen, visit www.ipsen.com.fr

Forward Looking Statements

This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding Fusion Pharmaceuticals Inc.’s (the “Company”) future business and financial performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “anticipates,” “intends,” “will,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the Company’s potential drug candidates, including any expressed or implied statements regarding the successful development of FPI-2059; the likelihood and success of any future clinical trials involving FPI-2059 or any novel Targeted Alpha Therapies; and the expected benefits of the acquisition of IPN-1087. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the Company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization; management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the Company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the quarter ended December 31, 2020 as filed with the SEC and in any subsequent periodic or current report that the Company files with the SEC. All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Fusion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.

Contact:

Amanda Cray

Senior Director of Investor Relations & Corporate Communications

617-967-0207

cray@fusionpharma.com